UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2013 (November 13, 2013)

GAMESTOP CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 Westport Parkway, Grapevine, TX	76051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (817) 424-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2013, GameStop Corp. (the “Company”) and J. Paul Raines amended Mr. Raines’ Executive Employment Agreement (as amended, the “Revised Agreement”). The Revised Agreement reflects the intention of the Company’s Board of Directors (the “Board”) to cause Mr. Raines to succeed Daniel A. DeMatteo as Chairman of the Board, upon the eventual cessation of Mr. DeMatteo’s service in that role. If, upon cessation of Mr. DeMatteo’s service as Chairman of the Board, Mr. Raines is not afforded the opportunity to assume that role (in addition to the role of Chief Executive Officer), Mr. Raines will then have the right to resign from employment with “Good Reason” and collect severance benefits under the Revised Agreement. Except for this change, the terms of the Revised Agreement are substantially the same as the terms of Mr. Raines’ pre-existing Executive Employment Agreement, as described on a Form 8-K filed May 13, 2013. The amendment is the result of the Board’s regular succession planning process and does not reflect any current plans to change the role of either Mr. DeMatteo or Mr. Raines.

The foregoing description of the material terms of the Revised Agreement does not purport to be complete and is qualified in its entirety by reference to the Revised Agreement, a copy of which is filed herewith as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

10.1	Executive Employment Agreement between GameStop Corp. and J. Paul Raines, as amended on November 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP. (Registrant)

Date: November 15, 2013	/s/ Robert A. Lloyd
	Name:	Robert A. Lloyd
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Executive Employment Agreement between GameStop Corp. and J. Paul Raines, as amended on November 13, 2013.